Exhibit 10.3.1

[GrafTech International Ltd. Letterhead]

December     , 2008

[Restricted Stock holder address]

Re:    Unilateral Amendment to Restricted Stock Agreement(s) for 409A

Dear [Restricted Stock holder]:

As you may know, Section 409A of the Internal Revenue Code changed the tax treatment of deferred compensation, which includes certain severance benefits, such as those benefits that may be payable to you under your employment agreement with GrafTech International Ltd. All nonqualified deferred compensation plans are required to be in documentary compliance with Section 409A by December 31, 2008. Failure to comply with Section 409A results in immediate taxation of amounts intended to be deferred, penalties, and an additional 20 percent excise tax, all of which are payable by the employee.

Accordingly, below are changes made to your outstanding awards of restricted stock granted pursuant to any Restricted Stock Agreement (i.e., pursuant to which any shares of restricted stock remain unvested as of December 31, 2008) (each, an “Agreement”) in accordance with the terms of the GrafTech International Ltd. 2005 Equity Incentive Plan (the “Plan”) intended to alleviate any risk that your agreement(s) is not in compliance with Section 409A. Any capitalized terms used in this letter shall have the meaning ascribed to such term in an Agreement. The amendments to your Agreement(s) follow:

•

Section 4.1 is hereby amended to provide that any Restricted Shares granted to you pursuant to the Agreement shall be delivered to you in no event later than two and one half months following the end of the calendar year in which such Restricted Shares vest.

•	Article V is hereby amended to eliminate the ability of GrafTech to suspend or extend vesting of the Restricted Shares.

Please note that the changes are solely to avoid any penalties under Section 409A. The changes are administrative in nature and do not reduce your rights or benefits under your Agreement. Please keep this document with your records as it is now a part of your Agreement(s).

If you have any questions, please do not hesitate to contact me.

Sincerely,